EXHIBIT 99.1

374Water Announces 5-Year Agreement with the City of Orlando Approval to Launch Licensed Waste Destruction Services Hub

Orlando Approves License to Launch

AirSCWO Technology Use for Waste Destruction

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MORRISVILLE, NC – March 10, 2026 – 374Water Inc. (NASDAQ: SCWO) (“374Water” or the “Company”), a leading cleantech and environmental services company developing supercritical water oxidation technology for the destruction of organic waste streams, today announced it has received approval from the City of Orlando for a license to provide Waste Destruction Services (“WDS”) at the Iron Bridge Regional Water Reclamation Facility.

The approval follows successful completion of a full-scale AirSCWO™ demonstration project at the Iron Bridge Facility, which achieved greater than 99.95% destruction of PFAS in biosolids and various wastes streams including Aqueous Film-Forming Foam (“AFFF”).

The agreement provides for an initial five-year term, with options for two additional five-year extensions.

Expanding Commercial Waste Destruction Services

With this approval, 374Water is expanding its Orlando-based Waste Destruction Services platform to serve industrial, state, local government, and municipal customers seeking reliable destruction of PFAS-contaminated and other non-hazardous organic waste streams.

Because the Company’s AirSCWO system is already deployed onsite, 374Water expects to significantly reduce the lead time between regulatory approval and commercial launch. The Company plans to:

•	Expand holding tank capacity
•	Receive significant waste volumes
•	Scale related assets and logistics infrastructure
•	Optimize throughput and operating economics

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This initiative is designed to create a consistent and recurring revenue stream for 374Water while providing the City of Orlando with a meaningful new revenue opportunity.

“The City’s approval marks an important milestone as we transition from demonstrated destruction technology to a scalable services platform designed to meet growing demand for PFAS destruction,” said Brad Meyers, Chief Operating Officer of 374Water. “With our AirSCWO system already in place, we believe we are positioned to deliver commercial waste destruction services as we accelerate the next phase of market expansion.”

Background of Orlando Partnership

374Water and the City of Orlando began their partnership in March 2024 with the deployment of a commercial-scale AirSCWO system at Iron Bridge.

In May 2025, the parties launched a 90-day biosolids destruction program that validated the system’s ability to eliminate PFAS-contaminated and other organic waste streams. The newly approved license and multi-year permit are a direct result of the successful completion and impressive destruction results from that campaign.

Update on Orange County Sanitation District Project

374Water continues to advance its next-generation AirSCWO system for the Orange County Sanitation District (“OC San”) deployment in California.

During 2025, the Company focused on incorporating engineering and design enhancements to increase throughput, reliability, and long-term performance for biosolids and sludge destruction. These planned improvements extended the delivery timeline beyond 2025.

As a result, the Company did not deliver the system in 2025 as previously anticipated. Revenue associated with that system, which had been included in prior 2025 guidance, is now expected to be recognized in 2026.

As previously announced in February 2026, the Company strengthened its executive leadership and Board of Directors to accelerate commercialization, enhance capital discipline, and drive operational execution. The enhanced leadership team is focused on meeting defined deployment milestones in 2026, including delivery of the OC San system and expansion of Waste Destruction Services

The Company continues to work closely with OC San to finalize site infrastructure improvements and complete system optimization.

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“The advancements we have achieved with our AirSCWO platform over the past year reflect the tremendous commitment of our engineering and operations teams,” said Brad Meyers. “We are pleased with the measurable performance improvements demonstrated in recent data and remain confident in delivering a system that meets the full requirements of our agreement with OC San.”

OC San continues to be incredibly supportive and is a great development partner for the Company as we continue to build the best-in-class destruction systems.

Strategic Positioning

In 2025, 374Water formally launched its Waste Destruction Services (“WDS”) business to address accelerating demand for PFAS destruction and to establish a recurring revenue model.

The Orlando license represents the first scalable municipal services platform under this strategy.

About 374Water

374Water Inc. (NASDAQ: SCWO) is a global industrial technology and services company providing innovative solutions addressing wastewater treatment and waste management issues within the industrial, municipal, and federal markets. 374Water's AirSCWO technology is designed to efficiently destroy and mineralize a broad spectrum of nonhazardous and hazardous organic wastes, producing safe dischargeable water streams, safe mineral effluent, safe vent gas, and recoverable heat energy. 374Water's AirSCWO technology has the potential to assist its customers to meet discharge requirements, reduce or eliminate disposal costs, remove bottlenecks, and reduce litigation and other risks. 374Water continues to be a leader in innovative waste treatment solutions, dedicated to creating a greener future and eradicating harmful pollutants. Learn more by visiting www.374water.com and follow us on LinkedIn .

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Forward-Looking Statements

Certain statements in this communication are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipate," "believe," "confidence," "could," "design," "estimate," "expect," "intend," "may," "plan," "predict," "project," "potential," or other comparable terminology are intended to identify forward-looking statements. These statements include those related to 374Water's expectation that having the AirSCWO unit onsite will significantly reduce the lead time between regulatory approval and commercial launch, 374Water’s plan to expand holding tank capacity, receive significant waste volumes, scale related assets and logistics and optimize throughput and operating economics, 374Water’s initiative design to create a consistent and recurring revenue stream for itself, 374Water’s belief it is positioned to deliver commercial waste destruction services as it accelerates the next phase of market expansion and 374Water’s confidence in delivering an AirSCWO system that meets the full requirements of our agreement with OC San. 374Water has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While 374Water believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the 374Water's control. These forward-looking statements are subject to risks and uncertainties, including those discussed under "Risk Factors" in 374Water's Form 10-Q for the quarter ended September 30, 2025, and in 374Water's subsequent filings and reports with the SEC. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by laws, 374Water disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Belton Copp

Vice President

Direct: 401-419-1545

Belton.Copp@374water.com

www.374Water.com

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